Exhibit 99.1

FOR IMMEDIATE RELEASE

Gary E. McCullough Joins Career Education Corporation

As President and Chief Executive Officer

Brings Extensive Operational and Brand Management Experience to Company

HOFFMAN ESTATES, IL (March 6, 2007) — Gary E. McCullough, a highly- experienced operations and brand management executive, will lead Career Education Corporation (NASDAQ: CECO) as its president and chief executive officer, the company announced today.  McCullough has also been appointed to the company’s board of directors.  Robert E. Dowdell will serve as non-executive chairman of the board of directors of the company.

McCullough previously served as president of Abbott Laboratories’ Ross Products Division, a world nutrition leader with 5,300 employees and more than $2.6 billion in annual sales.  Before joining Abbott, McCullough served as senior vice president-Americas, for the Chicago-based Wm. Wrigley Jr. Company where he oversaw 3,300 employees and a $1.2 billion product portfolio.

McCullough has significant experience managing operations in regulated industries.  As president of Ross Products, he managed adult nutritionals and infant formulas, including such widely recognized brands as Similac® and Isomil®, which are highly regulated by the U.S. Food and Drug Administration.  In addition to his management of renowned brands at Ross Products, McCullough was responsible for the successful re-launches at Wrigley of the Juicy Fruit, Doublemint Spearmint and Eclipse® brands, and launching the Orbit® brand of chewing gum in the United States.  Before joining Wrigley, McCullough spent thirteen years in progressively responsible brand and general management roles at Cincinnati-based Procter & Gamble.

Tom Lally, chair of the nominating and governance committee of the board, said: “Gary has the critical qualities we were looking for in an individual to lead Career Education: a proven ability to successfully build brand value and a highly regarded record in guiding a regulated organization that places a premium on controls and procedures.  Gary’s leadership and experience will be a tremendous asset to Career Education moving forward.”

“I am excited to be able to use my management experience to grow value in a company that is committed to meeting the critical need for access to quality education for students worldwide,” said McCullough. “I believe the company’s exceptional portfolio of schools, renowned brands and position in the industry provide great potential to impact the future of higher education and build value for all constituencies.  In the next 60 days, I plan to listen and learn from CEC’s internal and external constituents to be in a position to develop the long term vision and strategy for the company.  I look forward to providing leadership and ensuring operational discipline so that all of our students benefit from the quality educational experience that is the mission and focus of Career Education.”

Since 2002, McCullough has served as member of the board of directors of The Sherwin Williams Company, a 140 year-old publicly traded company with over $7 billion in net sales.  He has also served on the Audit Committee of the Sherwin William’s board since 2003.  In 2005, McCullough was named by Black Enterprise Magazine as one of the 75 Most Powerful African Americans in business.

McCullough also served five years in the United States Army, achieving the rank of Captain. Among other achievements, McCullough was awarded the Meritorious Service Medal. He holds a Bachelor of Science degree in business from Wright State University and a master’s degree in business administration from Northwestern University’s J. L. Kellogg Graduate School of Management.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to almost 90,000 students across the world in a variety of career-oriented disciplines.  The 75-plus campuses that serve these students are located throughout the U. S. and in Canada, Italy, France, and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Many students attend the fully online educational platforms offered by American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally.  Those brands include, among others, Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges.  The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com.   The company’s website also has a detailed listing of individual campus locations and web links for its colleges, schools and universities.

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Media:	Lynne Baker
847/851-7006

Investors:	Karen M. King
847/585-3899
www.careered.com